Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #13-10

CARBO ANNOUNCES SECOND QUARTER 2013 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $153.7 million compared to $177.6 million during the same quarter in the prior year

•	Net income of $16.3 million, or $0.71 per diluted share for the quarter

•	Quarterly dividend was raised 11% and marks the 13th consecutive year of a dividend increase

HOUSTON, TX (July 25, 2013) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $16.3 million, or $0.71 per share, on revenues of $153.7 million for the quarter ended June 30, 2013.

President and CEO Gary Kolstad commented, “We are pleased with the progress we made in our production enhancement businesses during the quarter. In the latter part of the quarter, we experienced increased demand for ceramic proppants and improved margins.

“Market conditions remained challenging during the second quarter of 2013. E&P operators continue to focus on lowering completion costs, at times sacrificing estimated ultimate recovery (EUR). Additionally, there continues to be excess capacity of low quality Chinese ceramic proppant in the market. However, we believe inventories of this low quality Chinese ceramic proppant appear to be shrinking. Through our aggressive technical marketing campaign, we continue to educate the industry on the negative aspects of lower quality Chinese ceramic proppant. Through imagery, the campaign highlights the irregular size and shape, the rough surfaces and the internal defects of the pellets. Long-term conductivity data confirms the damaging effects these characteristics have on well production. We believe our technical marketing campaign is being well received by our clients.

“Our ceramic proppant sales volumes were down five percent sequentially, largely a result of seasonality, including the Canadian spring breakup. Ceramic proppant pricing was up one percent sequentially due to product mix.

“Our production enhancement technology product offerings continue to expand. During the quarter, our latest solution, SCALEGUARDTM, was pumped in wells for a large operator in the Bakken. In addition, we made progress in bringing our new proppant technology, initially aimed at ultra-deep wells, closer to commercialization.

“We also made progress in our sales of resin-coated sand products (RCS), as volumes increased compared to the first quarter of 2013. Margins in the RCS product line remain challenged, as the RCS market is oversupplied, and we have been operating at low plant utilization levels.

“With respect to proppant distribution costs, we continue to work on driving out inefficiencies in the system. This includes reducing our costs through rationalizing our rail fleet, increasing proppant storage and reducing transportation costs.

CARBO Ceramics Second Quarter 2013 Earnings Release

July 25, 2013

“Our Fracpro® fracture design software continues to expand its client base globally, while StrataGen® consulting remains focused on client expansion in the main U.S. shale basins. These businesses are key elements of our production enhancement offerings.

“Our environmental spill prevention and containment business, Falcon Technologies®, experienced revenue growth both year over year and sequentially, primarily due to an increase in its client base and geographic market expansion.

“The Board of Directors recently approved an 11 percent increase in CARBO’s quarterly dividend. This marks the thirteenth consecutive year we have increased the dividend, and is a testament to the Board’s continued confidence in our long-term cash flow outlook,” Mr. Kolstad said.

Second Quarter Results

Revenues for the second quarter of 2013 decreased 13 percent, or $23.9 million, compared to the second quarter of 2012. The decrease is mainly attributed to two factors. First, ceramic proppant sales volumes were lower as a result of lower drilling activity. Second, CARBO experienced a decrease in the average proppant selling price for all proppants. North American (defined as Canada and the U.S.) proppant sales volumes increased 3 percent while international proppant sales volumes decreased 13 percent, compared to the same period last year.

Operating profit for the second quarter of 2013 decreased 49 percent, or $23.4 million, compared to the second quarter of 2012. The decrease in operating profit was primarily the result of a decrease in average selling price, higher ceramic proppant unit costs resulting from lower plant utilization and a change in the product sales mix resulting from volume gains of the Company’s sand-based products. In addition, spending to bring the new proppant technology to a commercial state continued, which reduced second quarter earnings per share by approximately $0.08.

Net income for the second quarter of 2013 decreased 49 percent, or $15.6 million, compared to the second quarter of 2012.

CARBO repurchased 45,000 shares of its common stock at an average price of $70.00 per share during the second quarter of 2013 pursuant to its previously announced stock repurchase program. Since September 2008, 1.95 million shares have been repurchased at an average price of $43.09 per share.

Proppant Sales Volumes (in millions lbs)	Three Months Ended June 30, 2013	Three Months Ended June 30, 2012
Ceramic*	378	440
RCS	68	14
Other**	11	—

Total	457	454

*	Includes CARBO ceramic proppant and ceramic proppant manufactured on an outsourced basis.
**	Includes raw sand sold in the course of producing substrate for resin-coating.

Technology and Business Highlights

•

A large Bakken operator successfully employed SCALEGUARD along with CARBOECONOPROP® in two wells. SCALEGUARD, a ceramic proppant infused with scale inhibiting chemicals, is placed throughout the fracture as part of the standard fracturing process. It provides efficient, long-term protection against scale formation in a single treatment, while maintaining maximum fracture conductivity.

CARBO Ceramics Second Quarter 2013 Earnings Release

July 25, 2013

•

Jetta Operating Company is using CARBOBONDLITE®, a curable resin-coated premium lightweight ceramic proppant, in its third Bone Springs horizontal completion near Pecos, Texas. Jetta is extremely satisfied with the product’s performance and has observed that the wells using CARBO’s curable resin-coated ceramic proppant flow unassisted for 18-24 months compared to similar offset wells that require artificial lift after just three to six months.

•

Blackbrush Oil & Gas employed both StrataGen consulting services and CARBO ceramic proppant in their Pearsall Shale wells in Frio County, Texas. StrataGen optimized the fracture designs, conducted data analyses and provided onsite fracture execution quality control. CARBO’s high-quality lightweight ceramic proppants – CARBOHYDROPROP® and CARBOECONOPROP – were used to stimulate the wells. Production results have been exceptional.

•

Trican Well Services purchased Fracpro fracture design software for a corporate-wide operations deployment in Canada, Russia and the United States. Trican will be providing its fracture design teams and field operations with the latest Fracpro software for use in fracture design, real time and post-job analysis. The licensed software will be in both English and Russian languages.

•	Falcon’s business in the Rockies continues to expand its client base. Falcon is now servicing geographical areas beyond its initial base in Colorado, providing services in Wyoming and North Dakota.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “While the first half of 2013 was difficult, we believe the second half has the potential to be better. Coming out of the second quarter of 2013, we witnessed improving trends in volumes and margins. Pricing pressures are still evident in today’s market, but increased ceramic volumes coupled with successful execution on cost reduction initiatives could lead to improved sequential margins.

“Increasing proppant sales volumes is a primary objective as we enter the second half of 2013. Field trials have been ongoing for several quarters to demonstrate the benefits that a high quality, high conductivity ceramic proppant can provide in clients’ production and EUR. The production data we have gathered from these liquids-rich shale field trials has been positive and indicates the need for higher quality, higher conductivity proppant in wells that experience multi-phase and non-Darcy flow. These positive results, along with what appear to be lower ceramic proppant import levels, should work in our favor.

“We are addressing distribution costs head-on with a number of ongoing initiatives. A critical initiative is rationalizing our rail fleet as we reduce our reliance on the fleet as a form of storage. Other initiatives include reducing transportation costs. We anticipate completing a majority of these initiatives in the second half of 2013 with the resulting benefits seen in 2014.

“With regard to our RCS products, it is unlikely that we will see large, near-term price increases on these products, given the current low natural gas activity and industry oversupply. We are focused on improving margins through efficient plant utilization and lowering certain manufacturing costs.

“We remain excited about our new proppant technology and growing our production enhancement solutions business. The commercial launch of this new proppant is scheduled for the annual Society of Petroleum Engineer’s meeting in September of this year. This product represents a new class of proppant with greater conductivity that will increase the production and ultimate recovery in ultra-deep reservoir completions. Initial efforts will focus on the deep wells in the Gulf of Mexico, where depths can reach greater than 30,000 feet. The next opportunity for this technology will be a broader application to our existing proppant product lines.

CARBO Ceramics Second Quarter 2013 Earnings Release

July 25, 2013

“Construction on the first line at our Millen, Georgia location is progressing, with planned completion anticipated near the end of the second quarter of 2014. Upon completion, our total annual ceramic manufacturing capacity will increase from 1.75 billion pounds to 2.0 billion pounds.

“Falcon Technologies continues to leverage its Engineered to Protect® product suite, providing environmental spill prevention and containment for clients in the oil and gas industry. For 2013, we anticipate Falcon’s revenues to grow approximately 15 percent compared to 2012.

“At CARBO, we integrate technologies and intellectual capital to design, build, and optimize the frac. We believe our foundational focus on production enhancement technologies continues to build an enduring company,” Mr. Kolstad said.

Conference Call

As previously announced, a conference call to discuss the CARBO’s second quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10030608&linkSecurityString=2580030990

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through the CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through August 2, 2013, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10030608. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

•	Production Enhancement Solutions – increasing production and reserves (EUR), by integrating technologies and intellectual capital to design, build and optimize the frac

•	Environmental Spill Prevention and Containment

The Company enhances oil and natural gas well production and recovery by providing technology products and services to design, build, and optimize fracs. The Company has the industry-leading fracture simulation software, is the world’s largest producer of ceramic proppant, has proprietary technology it applies to proppant to aid in fracture diagnostics and production assurance, and provides consulting services for fracture and completion optimization. The Company also provides a range of technology solutions for spill prevention and containment.

CARBO Ceramics Second Quarter 2013 Earnings Release

July 25, 2013

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$153,744	$177,614	$301,402	$340,780
Cost of sales	114,411	113,361	219,684	213,063

Gross profit	39,333	64,253	81,718	127,717
SG&A and other operating expenses	15,457	17,003	32,451	33,722

Operating profit	23,876	47,250	49,267	93,995
Interest income (expense), net	242	9	427	(35)
Foreign currency exchange (loss) gain, net	(19)	579	(31)	144
Other (expense) income, net	(11)	47	(71)	(212)

Income before income taxes	24,088	47,885	49,592	93,892
Income taxes	7,781	15,968	15,709	31,684

Net income	$16,307	$31,917	$33,883	$62,208

Earnings per share:
Basic	$0.71	$1.38	$1.47	$2.69

Diluted	$0.71	$1.38	$1.47	$2.69

Average shares outstanding:
Basic	22,953	22,961	22,972	22,968

Diluted	22,953	22,962	22,972	22,969

Depreciation and amortization	$11,486	$11,197	$23,394	$21,801

Selected Balance Sheet Information

	June 30, 2013	December 31, 2012
	(In thousands)
Assets
Cash and cash equivalents	$76,023	$90,635
Other current assets	274,035	259,282
Property, plant and equipment, net	433,241	426,232
Intangible and other assets, net	18,509	20,565
Total assets	813,972	808,878
Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$727
Other current liabilities	38,727	50,103
Deferred income taxes	46,582	44,970
Shareholders’ equity	728,663	713,078

Total liabilities and shareholders’ equity	$813,972	$808,878